ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20130678053-75
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/16/2013 2:54 PM
	Entity Number E0265902008-9

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Mobile Gaming International

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. The name of the Corporation is 3D Pioneer Systems, Inc.

Article 3. The total number of shares of stock that the Corporation shall have authority to issue is 200,000,000 shares of common stock, par value $0.01 per share (the "Common Stock").

Additionally, the Corporation shall effect a sixteen for one (16:1) forward stock split of its outstanding shares of Common Stock (the "Forward Split"), which Forward Split shall not effect the number of authorized shares of Common Stock as provided above.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.5%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

KENNETH N. O'FLYNN PEACE COMMISSIONER
COMMERCIAL CENTRE, MALLOW ROAD, CORK.
(086) 7373356

356

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

3D PIONEER SYSTEMS, INC.

Nevada Business Identification # NV20081431122

Expiration Date: April 30, 2014

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance wi:h Title 7 of Nevada Revised Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on October 17, 2013

ROSS MILLER
Secretary of State

This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration.

Please Post in a Conspicuous Location

You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.